Exhibit B-1.1

GROUP CORPORATE COST RECHARGE

POLICY

Approved by the Executive Team on 28 August 2003

Index

•	Objective

•	Decision Tree

•	Direct Charging of External Costs

•	Directly Allocated Costs

•	Apportioned Costs

•	IT Costs

•	PacifiCorp Specific Requirements

•	Accounting Policies

•	Corporate Cost Control

•	Change Control Process

•	Divisional Costs being transferred to Group Corporate

•	Joint Purchasing

•	Key Contacts

Appendices

1. Billing Addresses

2. Basket of Indicators

3. Business employees who have a Group role

4. UK based Group employees – T& E card listing

Group Corporate Cost Recharge Policy	Final

Policy

This policy provides a methodology and rationale to support the allocation of Group Corporate charges across the four divisions; PacifiCorp, Infrastructure, UK Division and PPM. The policy objectives are that it:

•	Supports a fair and equitable allocation of the costs to the divisions;

•	Takes full cognisance of all UK and US regulatory rules and merger commitments.

In addition to the benefit of allocating the costs on a more equitable basis, divisions will have enhanced control over their costs since more will be subject to direct charging.

Each division has the responsibility to develop their own policy to further allocate these costs across their businesses as appropriate. The divisional policies must ensure compliance with regulatory legislation and be consistent with the group objectives as stated above.

The policy will be noted within the Sensitive Affiliate Disclosure Section of PacifiCorp’s 10Q/10K and compliance with it will be subject to audit and regulatory scrutiny.

Group Corporate Cost Recharge Policy	Final

Decision	Tree

Group Corporate Cost Recharge Policy	Final

I.	Direct Charging of External Costs

The key principle is that direct charging will take place where applicable. Costs directly attributable to a division are therefore directly charged. This reduces the total value of costs that require to be respread.

This will include costs which have historically been charged to Group Corporate e.g. the external audit fee or where Group Corporate have undertaken any activity which is directly applicable to one division, in both cases the associated charges will now be directly charged.

It is the responsibility of the originating function to highlight prior to the commencement of a specific activity if direct charging is applicable. If direct charging occurs the originating function should take the necessary steps when procuring goods or services to ensure that suppliers issue separate bills based on contracts which are signed and approved in accordance with each division’s governance procedures.

Invoices should be addressed to the divisions as detailed in Appendix 1.

II.	Directly Allocated Costs

When direct charging is not deemed appropriate the opportunity to undertake direct allocation will be reviewed e.g. LTIP costs allocated via actual scheme membership, support costs for the SMG conference allocated via SMG population and staff magazine costs which are allocated based on circulation lists.

As detailed on page 2, costs will be split either directly to one of the four divisions or geographically prior to further split across either PacifiCorp/PPM or INF/UKD. Costs will be split in accordance with the basket of indicators e.g. if the INF and UKD split within the basket was 30/20 the apportionment across the UK businesses would therefore be on a 3:2 ratio.

III.	Apportioned Costs

Group Corporate costs including salary and non salary expenditure that are not subject to either direct charging or direct allocation will be apportioned, using the basket of indicators as detailed in Appendix 2.

The four elements currently included in the basket of indicators are:

•	Share of total turnover

•	Share of operating profit (pre goodwill and exceptionals)

•	Share of net assets

•	Share of employee numbers

Review of the appropriateness of this basket of indicators will be carried out on an annual basis.

Group Corporate Cost Recharge Policy	Final

IV.	IT Costs

Information Technology Business Services (ITBS) are responsible for the procurement and charging of all UK incurred IT expenditure. As appropriate these are charged directly to INF, UKD and Group Corporate.

Any IT expenditure incurred by PacifiCorp or PPM for UK based activities should be recharged to ITBS directly. Prior approval should be sought from ITBS and PacifiCorp before any rechargeable IT costs are incurred.

The procurement and recharging of IT costs are covered by the joint PacifiCorp/ITBS policy ‘Requesting IT staff resources between the UK and US’.

V.	PacifiCorp Specific Requirements

•	Regulatory Review

All US regulatory issues will be controlled and managed by the US Regulatory team within PacifiCorp. It is the responsibility of the PacifiCorp regulatory team to advise Group Corporate of any changes in their requirements.

The US Regulatory Team will review all corporate cross charges to determine the applicability to ratemaking and the benefits derived by US customers and guide the appropriate accounting for such costs.

Group Corporate costs recharged to the US will be tracked at the level of detail required by US regulators, as detailed in the following section ‘Supporting Documentation’.

•	Affiliate Rules

If PacifiCorp obtains specific regulatory approval to provide or receive services from an affiliate, cross charges may occur on a basis consistent with the regulatory order authorising the transactions. Washington State regulations and a Utah merger commitment require commission approval prior to new affiliate transactions. The policy becomes fully effective upon regulatory approval by the state regulatory commissions.

•	Direct charges

Oregon legislation prohibits affiliates paying bills from third party vendors for each other and then cross charging the responsible affiliate unless they have a commission order approving the activity, therefore direct charging is required. If a company receives a bill that is the responsibility of an affiliate, the vendor should be instructed to issue an invoice to the correct affiliate.

Where direct charges for the US divisions arise the vendor should be instructed to invoice either PacifiCorp or PPM directly. The contract must meet either PacifiCorp and PPM procurement policy terms and must be approved according to PacifiCorp and PPM governance.

Group Corporate Cost Recharge Policy	Final

•	Requirements of the US Public Utilities Holding Company Act of 1935.

Under section 13(b) of PUHCA, Scottish Power plc may not charge its subsidiary companies for services performed on their behalf. Those costs are to be borne by ScottishPower’s shareholder. However, pursuant to the Financing Order issued by the SEC on December 6, 2000, employees or officers of SPUK may charge for services provided to SPUK associate companies (including PacifiCorp). Recharges between SPUK and US companies would take place at cost, not the lower of cost or market. In the context of ratemaking, PacifiCorp will have to demonstrate and reconcile the lower of cost or market value, but cost must be used for the charge.

•	International travel and expenses

Where Group Corporate staff undertake regular travel to the US, their travel and expenses will be charged directly to the US divisions via a travel and expenses (T&E) card.

Employees in receipt of a T&E card should comply with the rules detailed in PacifiCorp Management Rules and Guidelines and the PacifiCorp Business Expense Policy. A dedicated resource from Corporate Business Services (CBS) will arrange for the cards to be issued and will administer their associated costing.

Employees returning from a US trip will need to provide supporting receipts and details of the allocation between the two US divisions PacifiCorp and PPM, which will normally be supported by diary arrangements. The Group Corporate Controller Team will administer co-ordination of the supporting details. In specific cases certain trips will not be charged to the US regulated entity.

Individuals who will receive a T&E card are detailed on Appendix 4, subsequent amendments will be managed through the change control process detailed in Section VIII.

•	Supporting Documentation

US Regulatory requirements stipulate that supporting documentation must be maintained in the US to support recovery of Group Corporate charges, which are recharged to PacifiCorp.

The information requirements are:

•	Copy of the original invoice.

•	Written explanation of the charges describing what they are and how PacifiCorp benefited from the activity.

•	Details of the allocation method and its appropriateness.

•	Key business contact who could respond to questions from the regulatory auditors.

Salary and non salary expenditure apportioned using the 4-factor basket of indicators will be reviewed for reasonableness twice a year and documented appropriately.

Group Corporate Cost Recharge Policy	Final

•	Where costs have been directly allocated on a pre-determined basis, rationale for the split, including support for it is required. This could involve review of the diary and expense details.

•	All records are required to be retained for 5 years from the date when the expenditure was incurred.

As detailed in Section I direct charging should take place where applicable which will ensure that all supporting documentation is controlled and retained by PacifiCorp or PPM.

•	International Assignees

All costs associated with International Assignees will continue to be managed and controlled by Group HR in line with their policy.

VI.	Accounting Policies

•	Budgets and Forecasts

The Group Corporate Controller will provide details of the Group Corporate cost allocation for inclusion in the budget and forecasts.

The basket of indicators split applied to the budget figures will be based on the previous year’s reported figures. From 2004/05 onwards during the first forecast of the year the basket of indictors will be updated to reflect the year-end position and this will be applied to the reforecast Group Corporate costs.

Forecast submissions should be updated to reflect changes incurred as a result of charges now being directly charged to the division.

•	Actual Charges

On a quarterly basis, although not in line with the calendar quarter ends PacifiCorp and PPM will be invoiced with their appropriate share of Group Corporate Costs, with accruals being posted for the interim months. The charges will be reported through their statutory accounts.

INF and UKD will receive notification of their Group Corporate recharge via a quarterly accrual, which will be invoiced on an annual basis.

The invoice will be supported by an analysis of the charge necessary to comply with appropriate regulatory requirements.

Any disputes with the invoiced amounts will be resolved before the next quarter through liaison between the Divisional and Group Corporate finance teams. Unresolved disputes will be arbitrated by the Group Corporate Controller.

Group Corporate Cost Recharge Policy	Final

•	Apportionment Details

All apportioned costs both salary and non salary will be respread across the four divisions using the basket of indicators as detailed in Section III.

•	Taxation

Both the UK and US tax codes contain similar provisions regulating the taxability of cross charges within international groups. Their basic philosophy is that, for tax purposes, the parties should deal with each other on an arms-length basis irrespective of the amount that they actually charge each other.

US regulatory rules

In the context of ScottishPower this means that recharges between the UK and US companies should take place at cost. In the context of ratemaking, the Company will demonstrate the lower of cost or market value.

Taxation rules

The only issue arises in respect of internal labour and other internal costs where the tax rules would look for these to be recharged at market value. It is, however, recognised that the application of a mark up to produce an approximation to market value would produce a conflict with the requirements of the US regulatory regime. Since regulatory or other constraints prevent the charging of a mark up an adjustment may be necessary in the tax computation of the charging company to add it to taxable profits to produce a corresponding increase in the tax charge. Similarly if the mark up was too great then the paying company may be denied relief for the amount that is considered to exceed market value. The exact level of mark up for tax computation purposes is a matter for negotiation with the relevant fiscal authorities.

VII.	Corporate Cost Control

Ongoing control, reporting and quarterly recharging of all Group Corporate costs are managed by the Group Corporate Controller.

Application of this policy and ongoing compliance with its content will be administered and managed by the Group Corporate Controller.

VIII.	Change Control Process

The Group Corporate Controller will be responsible for the ongoing administration of this policy. Individuals within Group Corporate and the divisions have a duty to advise of any alterations to their own or team details.

Any changes to the individuals listed on the attached appendices should be advised to the Group Corporate Controller who will seek approval from the Director, Performance Management and Control.

Group Corporate Cost Recharge Policy	Final

IX.	Divisional costs being transferred to Group Corporate

Costs incurred by the divisions will not be reallocated to the Group Corporate Centre.

Exceptions to this are where employees are identified as having a Group role but reside within a US division. Only their UK portion of their salary costs and any other related costs, which have received prior approval from the Group Corporate Controller, will be transferred to Group Corporate for allocation between the INF and UKD.

A listing of employees identified as undertaking a Group Corporate role but residing within a business is included within Appendix 3.

Subsequent changes to this list will be managed through a change control process detailed in Section VIII.

US based employees who are recognised, as having this Group Corporate role will be issued with UK Credit Cards, to cover their UK travel and expenses.

X.	Joint purchasing

This policy does not prohibit or indeed remove the potential benefits derived from joint purchasing. However, joint purchases must comply with all legal, regulatory and governance policies in both the UK and US. In addition, vendors must be instructed to issue the divisions with separate invoices

XI.	Key Contacts

Director, Performance Management & Control	Heather Chalmers
44 141 566 4632	Heather.Chalmers@ScottishPower.com

Group Corporate Controller	Susan Logan
44 141 566 4693	Susan.Logan@ScottishPower.com

Corporate Accountant	Valerie Sim
44 141 566 4722	Valerie.Sim@ScottishPower.com

Group Corporate HR – International Assignees	Elaine Campbell
44 141 566 4643	Elaine.Campbell@ScottishPower.com

ITBS – Financial Manager	John Kelly
44 141 700 3703	John.Kelly@ScottishPower.com

CBS –Financial Controller	Kathryn Hymas
9 001 503 813 6001	Kathryn.Hymas@PacifiCorp.com

PPM –Director, Finance	Scott Jacobson
9 001 503 813 5654	Scott.Jacobson@PPMEnergy.com

Group Corporate Cost Recharge Policy	Final

Appendix 1

Billing Addresses

PPW	PacifiCorp
Attn: Cost Recovery Accounting, LCT 19
PO Box 3040
Portland, Oregon 97208

PPM	PPM Energy Inc
650 NE Holladay, Suite 700
Portland
Oregon 97232

UK Wires	Power Systems Head Office
Accounts Payable Section
Avondale House
Phoenix Crescent
Strathclyde Business Park
Bellshill
ML4 3NJ

UK Division	UK Division Shared Service
Accounts Payable Section
Cathcart Business Park
Spean Street
Glasgow, G44 4BE

Group Corporate	ScottishPower
1 Atlantic Quay
Glasgow, G2 8SP

ITBS	ITBS
Data Centre
Cathcart Business Park
Spean Street
Glasgow, G44 4BE

Group Corporate Cost Recharge Policy	Final

Appendix 2

Basket of indicators.

Group Corporate Finance will update this basket on an annual basis following publication of the statutory accounts.

Group Corporate Cost Recharge Policy	Final

Appendix 3

Employees identified as having a Group role but residing within a business.

Employee	Host Division	Group Function
M Pittman	PacifiCorp	HR
J Fryer	PacifiCorp	Finance — Credit Risk
B Klein	PacifiCorp	Finance-Group Energy
R Sherrard	PacifiCorp	External Communications
D McDonald	PacifiCorp	HR Learning & Development

Group Corporate Cost Recharge Policy	Final

Appendix 4

UK based employees who will have a T&E card.

Department	Name	PacifiCorp budget centre
Board	Charles Miller Smith	TBA

ET	Ian Russell	TBA
David Nish
James Stanley
Dominic Fry
Andrew Mitchell
Simon Lowth

External Reporting	Keith Cochrane	David Mendez
Stuart MacDonald

Performance Management and Control	Heather Chalmers	Brian Galloway
Robert McKenzie
June Dickson

Taxation	Heather Self	Larry Martin
Robert MacDonald
Stewart Wood

Treasury	Adrian Coats	Bruce Williams
Donald Wright

Internal Audit	New Director of IA	Stephen Cairns

Human Resources	Steve Dunn	Linda Wah
Sandy Begbie
Nigel Johnson
Colin Duthie
David Ambercrombie
Jack Kelly
George Kirk

Risk / Insurance	Stephen Henderson	Bob Klein
Jacqueline Redmond

Communications	Andrew Jamieson	Rachel Sherrard
Ann Hood
Malcolm Scott

Strategy	Sheelagh Duffield	Andy MacRitchie
Iain Patterson
Rod Morrison
Fred Dinning

Secretarial	Alan McCullough
Elaine Ferguson
Donald McPherson
Gordon Irving